                        Exhibit 10.1

ASSET PURCHASE AGREEMENT

dated as of January 13, 2009

among

Tier Technologies, Inc.,

Cowboy Acquisition Company

and

ChoicePay, Inc.

- i -

2.30 Government Contracts	23
2.31 Solvency	23

ARTICLE III PRESENTATIONS AND WARRANTIES OF THE BUYER PARENT AND THE BUYER	24
3.1 Organization and Corporate Power	24
3.2 Authorization of the Transaction	24
3.3 Noncontravention	24
3.4 Brokers' Fees	25
3.5 Acknowledgement	25
3.6 Sufficient Funds	25

ARTICLE IV PRE-CLOSING COVENANTS	25
4.1 Closing Efforts	25
4.2 Governmental and Third-Party Notices and Consents	25
4.3 Stockholder Approval	26
4.4 Operation of Business	27
4.5 Access to Information	28
4.6 Exclusivity	29
4.7 FIRPTA Tax Certificate	29
4.8 Notice of Developments	29
4.9 Confidentiality	30

ARTICLE V CONDITIONS TO CLOSING	30
5.1 Conditions to Obligations of each Party	30
5.2 Conditions to Obligations of the Buyer	30
5.3 Conditions to Obligations of the Seller	32

ARTICLE VI POST-CLOSING COVENANTS	33
6.1 Propiertary Information	33
6.2 Solicitation and Hiring	33
6.3 Non-Competition	33
6.4 Tax Matters	34
6.5 Sharing of Data	34
6.6 Use of Name	35
6.7 Cooperation in Litigation	35
6.8 Collection of Accounts Receivable	35
6.9 Employees	36
6.10 Enforcement of Insurance Claims	36

ARTICLE VII INDEMNIFICATION	36
7.1 Indemnification by the Seller	36
7.2 Indemnification by the Buyer Parent and the Buyer	37
7.3 Indemnification Claims	37
7.4 Survival of Representations and Warranties	40
7.5 Limitations	41
7.6 Treatment of Indemnity Payments	42

- ii -

ARTICLE VIII TERMINATION	42
8.1 Termination of Agreement	42
8.2 Effect of Termination	42

ARTICLE IX DEFINITIONS	43

ARTICLE X MISCELLANEOUS	55
10.1 Press Releases and Announcements	55
10.2 No Third Party Beneficiaries	55
10.3 Entire Agreement	55
10.4 Succession and Assignment	55
10.5 Counterparts and Facsimile Signature	55
10.6 Headings	55
10.7 Notices	55
10.8 Governing Law	56
10.9 Amendments and Waivers	56
10.10 Severability	56
10.11 Expenses	57
10.12 Submission to Jurisdiction	57
10.13 Specific Performance	57
10.14 Construction	58
10.15 Buyer Parent Guaranty; Acknowledgment	58

Exhibits

Exhibit A - Closing Working Capital Escrow Agreement
Exhibit B - Indemnification Escrow Agreement
Exhibit C - Bill of Sale
Exhibit D - Trademark Assignment
Exhibit E - Instrument of Assumptions
Exhibit F - Form of Non-Competition Agreement
Exhibit G - Opinion of Seller's counsel
Exhibit H - Form of Waiver

Schedules

Schedule 1.1(b) - Excluded Assets
Schedule 1.6 - Allocation of Purchase Price
Schedule 1.8 - Earn-Out Contracts
Disclosure Schedule
Schedule 5.2(a) - Required Consents
Schedule 6.9 - Transferring Employees

- iii -

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is entered into as of January 13, 2009 by and between Tier Technologies, Inc., a Delaware corporation (the “Buyer Parent”), Cowboy Acquisition Company, a Delaware corporation and direct, wholly-owned subsidiary of the Buyer Parent (the “Buyer”), and ChoicePay, Inc., an Oklahoma corporation (the “Seller”).

This Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets and assume certain of the liabilities of the Seller.

Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article IX.

In consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I

THE ASSET PURCHASE
         1.1  Purchase and Sale of Assets.

 (a)  Upon and subject to the terms and conditions of this Agreement, the Buyer shall purchase from the Seller, and the Seller shall sell, transfer, convey, assign and deliver to the Buyer, at the Closing, for the consideration specified below in this Article I, all right, title and interest in, to and under the Acquired Assets.

          (b)  Notwithstanding the provisions of Section 1.1(a), the Acquired Assets shall not include the Excluded Assets.

         1.2  Assumption of Liabilities.

 (a)  Upon and subject to the terms and conditions of this Agreement, the Buyer shall assume and become responsible for, from and after the Closing, the Assumed Liabilities.

 (b)  Notwithstanding the terms of Section 1.2(a) or any other provision of this Agreement to the contrary, the Buyer shall not assume or become responsible for, and the Seller shall remain liable for, the Retained Liabilities.

   1.3  Purchase Price.  The Purchase Price shall consist of (i) the payment by the Buyer to or at the direction of the Seller at the Closing of $7,500,000 (the “Closing Payment”) and (ii) the Earn-Out Consideration.

         1.4  Escrows.

 (a)  At the Closing, an amount equal to $300,000 otherwise payable by the Buyer to the Seller at Closing shall be paid by the Buyer to the Escrow Agent for the purpose of securing the post-closing adjustment set forth in Section 1.7 of this Agreement (the “Closing

Working Capital Escrow Fund”).  The Closing Working Capital Escrow Fund shall be held by the Escrow Agent under the Closing Working Capital Escrow Agreement pursuant to the terms thereof.  The Closing Working Capital Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Closing Working Capital Escrow Agreement.

(b)  At the Closing, an amount equal to $500,000 otherwise payable by the Buyer to the Seller at Closing shall be paid by the Buyer to the Escrow Agent for the purpose of securing the indemnification obligations of the Seller set forth in this Agreement (the “Indemnification Escrow Fund”).  The Indemnification Escrow Fund shall be held by the Escrow Agent under the Indemnification Escrow Agreement pursuant to the terms thereof.  The Indemnification Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Indemnification Escrow Agreement.

1.5  The Closing.

(a)  The Closing shall take place at the offices of the Buyer in Reston, Virginia commencing at 9:00 a.m. local time on the Closing Date.  All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.

(b)  At the Closing:

(i)  the Seller shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 5.2;

(ii)  the Buyer Parent and the Buyer shall deliver to the Seller the various certificates, instruments and documents referred to in Section 5.3;

(iii)  the Seller shall execute and deliver to the Buyer a bill of sale in substantially the form attached hereto as Exhibit C, one or more trademark assignments in substantially the form attached hereto as Exhibit D, and such other instruments of conveyance (such as real estate deeds, assigned certificates or documents of title, assigned negotiable instruments and stock transfer powers) as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the Acquired Assets;

(iv)  the Buyer shall execute and deliver to the Seller an instrument of assumption in substantially the form attached hereto as Exhibit E and such other instruments as the Seller may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities;

(v)  the Buyer shall pay to or at the direction of the Seller, by wire transfer of immediately available funds to an account or accounts designated by the Seller, the

Closing Payment set forth in Section 1.3, less the amounts to be deposited in escrow pursuant to Section 1.4;

(vi)  the Buyer, the Seller and the Escrow Agent shall execute and deliver each of the Closing Working Capital Escrow Agreement and the Indemnification Escrow Agreement, and the Buyer shall deposit funds with the Escrow Agent in accordance with Section 1.4;

(vii)  the Seller shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, all of the Acquired Assets of a tangible nature; and

(viii)  the Buyer and the Seller shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

1.6  Allocation.  The Buyer and the Seller agree to allocate the Purchase Price and the Assumed Liabilities, including the Assumed Severance Payments (and all other capitalizable costs) among the Acquired Assets and the non-solicitation and non-competition covenants set forth in Sections 6.2 and 6.3 for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Schedule 1.6.  If the Closing Payment or the Earn-Out Consideration is adjusted pursuant to Section 1.7 or Section 1.8 below, the allocation of the Purchase Price among the Acquired Assets as set forth in Schedule 1.6 shall be appropriately modified by mutual agreement of the Buyer and the Seller, working together in good faith, to reflect increases or decreases in the various asset categories which give rise to such adjustments.

1.7  Post-Closing Adjustments.  The Purchase Price set forth in Section 1.3 shall be subject to adjustment after the Closing Date as follows:

(a)  Within 30 days after the Closing Date, the Seller shall prepare and deliver to the Buyer the Draft Closing Balance Sheet.  The Seller shall prepare the Draft Closing Balance Sheet in accordance with GAAP applied on a basis consistent with the application of GAAP to the preparation of the Financial Statements, which shall set forth the Closing Working Capital.

(b)  The Buyer shall deliver to the Seller, by the Objection Deadline Date, either a notice indicating that the Buyer accepts the Draft Closing Balance Sheet or a detailed statement describing its objections (if any) to the Draft Closing Balance Sheet.  If the Buyer delivers to the Seller a notice accepting the Draft Closing Balance Sheet, or the Buyer does not deliver a written objection to the Draft Closing Balance Sheet by the Objection Deadline Date, then, effective as of either the date of delivery of such notice of acceptance or as of the close of business on the Objection Deadline Date, the Draft Closing Balance Sheet shall be deemed to be the Final Closing Balance Sheet.  If the Buyer timely objects to the Draft Closing Balance Sheet, such objections shall be resolved as follows:

(i)  The Buyer and the Seller shall first use reasonable efforts and cooperate in good faith to resolve such objections.

(ii)  If the Buyer and the Seller do not reach a resolution of all objections set forth on the Buyer’s statement of objections within 15 days after delivery of such statement of objections, the Buyer and the Seller shall, within 10 days following the expiration of such 15-day period, engage the Accountant, pursuant to an engagement agreement executed by the Buyer, the Seller and the Accountant, to resolve any (and only those) remaining objections set forth on the Buyer’s statement of objections (the “Unresolved Objections”).  The Accountant shall not address any issues other than the Unresolved Objections.

(iii)  The Buyer and the Seller shall jointly submit to the Accountant, within 5 days after the date of the engagement of the Accountant (as evidenced by the date of the engagement agreement), a copy of the Draft Closing Balance Sheet, a copy of the statement of objections delivered by the Buyer to the Seller, and a statement setting forth the resolution of any objections agreed to by the Buyer and the Seller.  Each of the Buyer and the Seller shall submit to the Accountant (with a copy delivered to the other Party on the same day), within 10 days after the date of the engagement of the Accountant, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Objections.  Each of the Buyer and the Seller may (but shall not be required to) submit to the Accountant (with a copy delivered to the other Party on the same day), within 30 days after the date of the engagement of the Accountant, a memorandum responding to the initial memorandum submitted to the Accountant by the other Party.  Unless requested by the Accountant in writing, neither Party may present any additional information or arguments to the Accountant, either orally or in writing.  In the event that the Accountant makes such a request, a Party submitting any writing to the Accountant shall deliver a copy of such writing to the other Party on the same day, and any oral communication by a Party with the Accountant shall take place only in the presence (in person or telephonically) of the other Party.  In the event that the Accountant makes such request, a Party submitting any written material to the Accountant in response to such request (or otherwise in connection with the Unresolved Objections) shall deliver a copy of all such written material to the other Party on the same day, and any oral communication with the Accountant by a Party in response to such a request shall take place only in the presence (in person or telephonically) of the other Party.

(iv)  Within 45 days after the date of its engagement hereunder, the Accountant shall determine whether the objections raised by the Buyer are appropriate and shall issue a ruling which shall include a balance sheet, comprised of the Draft Closing Balance Sheet as adjusted pursuant to any resolutions to objections agreed upon by the Buyer and the Seller and pursuant to the Accountant’s resolution of the Unresolved Objections.  Such balance sheet shall be deemed to be the Final Closing Balance Sheet.

(v)  The resolution by the Accountant of the Unresolved Objections shall be conclusive and binding upon the Buyer and the Seller.  The Buyer and the Seller agree that the procedure set forth in this Section 1.7(b) for resolving disputes with respect to the Draft Closing Balance Sheet shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit either Party from instituting litigation to enforce the ruling of the Accountant.

(vi)  The Buyer and the Seller shall each pay one-half of the fees and expenses of the Accountant under this Section 1.7.

(c)  If the Closing Working Capital as shown on the Final Closing Balance Sheet is less than zero, then the Buyer may deduct from the initial Quarterly Earn-Out Payment and, if and to the extent necessary, from each subsequent Quarterly Earn-Out Payment, the entirety of the amount otherwise payable to the Seller until the entire Closing Working Capital Shortfall has been paid in full to the Buyer.  Notwithstanding the foregoing, if the Closing Working Capital Shortfall as shown on the Final Closing Balance Sheet is greater than $500,000, then (i) the Buyer and the Seller shall deliver to the Escrow Agent, within three business days after the date on which the Final Closing Balance Sheet is finally determined pursuant to this Section 1.7, a written notice executed by both parties instructing the Escrow Agent to (A) disburse to the Buyer from the Closing Working Capital Escrow Fund an amount equal to the lesser of (1) the Closing Working Capital Shortfall less $500,000 and (2) the full amount of the Closing Working Capital Escrow Fund, and (B) disburse to the Seller any amount remaining in the Closing Working Capital Escrow Fund, and (ii) the Buyer may deduct the remainder of the Closing Working Capital Shortfall from the Quarterly Earn-Out Payments as set forth in the previous sentence.

(d)  If the Closing Working Capital as shown on the Final Closing Balance Sheet is greater than zero, the Closing Payment shall be increased by such excess amount and the Buyer shall pay to the Seller, by wire transfer of immediately available funds to an account or accounts designated by the Seller, within three business days after the date on which the Final Closing Balance Sheet is finally determined pursuant to this Section 1.7, an amount equal to such excess.

1.8  Earn-Out Consideration.  Subject to Section 1.7(c), the Seller shall be entitled to additional consideration in the form of Earn-Out Consideration as follows:

(a)  Except as provided in Section 1.8(b), for each fiscal quarter commencing on the Closing and ending on December 31, 2013 (the “Earn-Out Period”), the Buyer shall pay to the Seller an amount equal to 20% of the Gross Profit generated by the Earn-Out Contracts during such fiscal quarter, or, with respect to the first such period, the portion of the fiscal quarter after the Closing (each, a “Quarterly Earn-Out Payment”).  The “Gross Profit generated by the Earn-Out Contracts” for any quarter shall be equal to the revenue recognized by the Buyer under the Earn-Out Contracts for that quarter minus the direct costs associated with performing those contracts, without any allocation of indirect costs, all calculated in accordance with GAAP.  For the avoidance of doubt, any references in this Section 1.8 to a “quarter” or “fiscal quarter” shall mean, with respect to the fiscal quarter ending March 31, 2009, only the portion of the fiscal quarter after the Closing.

(b)  Notwithstanding the foregoing, the sum of (i) the aggregate Earn-Out Consideration actually paid to the Seller plus (ii) all amounts deducted from any Quarterly Earn-Out Payments pursuant to Section 1.7(c) (such sum, the “Total Earn-Out Amount”), shall not exceed $2,000,000.  If, for any fiscal quarter during the Earn-Out Period, the Quarterly Earn-Out Payment would cause the Total Earn-Out Amount to exceed $2,000,000, then (A) such Quarterly Earn-Out Payment shall be reduced to an amount that will cause the Total Earn-Out Amount to equal $2,000,000, (B) no further Quarterly Earn-Out Payments shall be made (including without limitation any Quarterly Earn-Out Payments that are then being disputed pursuant to Section 1.8(d)).

(c)  No later than 30 days after the end of each fiscal quarter during the Earn-Out Period (unless pursuant to Section 1.8(b) no further Quarterly Earn-Out Payments shall be made), the Buyer shall at its expense prepare (or cause to be prepared) and deliver to the Seller a calculation of the Gross Profit generated by the Earn-Out Contracts for such fiscal quarter and a statement (each, a “Quarterly Earn-Out Statement”) of the amount, if any, of Quarterly Earn-Out Payment to be delivered to the Seller for such fiscal quarter.  Unless the Seller shall, in accordance with the provisions of subsection (d) below, challenge the Buyer’s determination of the Quarterly Earn-Out Payment for such fiscal quarter within 15 days after the delivery of the Quarterly Earn-Out Statement, the Buyer’s determination shall be conclusive and binding upon the Seller.  During such 15-day period after delivery of the Quarterly Earn-Out Statement, the Buyer shall make its relevant books and records and accounting personnel available to the Seller during normal business hours as reasonably requested by the Seller so as to enable the Seller to assess the data and methodology used in the calculations underlying the Quarterly Earn-Out Statement.

(d)  In the event that the Seller disputes the calculation of the Quarterly Earn-Out Payment for any fiscal quarter (an “Earn-Out Dispute”), the Seller shall notify the Buyer in writing by delivery of a notice (an “Earn-Out Dispute Notice”) within 15 days after delivery of the Quarterly Earn-Out Statement for such fiscal quarter, which Earn-Out Dispute Notice shall set forth in reasonable detail the Seller’s objections to the Quarterly Earn-Out Statement.  If the Seller timely delivers an Earn-Out Dispute Notice, such objections shall be resolved as follows:

(i)  The Buyer and the Seller shall first use reasonable efforts and cooperate in good faith to resolve such objections.

(ii)  If the Buyer and the Seller do not reach a resolution of all objections set forth in the Earn-Out Dispute Notice within 15 days after delivery of such Earn-Out Dispute Notice, the Buyer and the Seller shall, within 10 days following the expiration of such 15-day period, engage the Accountant, pursuant to an engagement agreement executed by the Buyer, the Seller and the Accountant, to resolve any remaining objections set forth in the Earn-Out Dispute Notice (the “Remaining Earn-Out Objections”).

(iii)  The Buyer and the Seller shall jointly submit to the Accountant, within 5 days after the date of the engagement of the Accountant (as evidenced by the date of the engagement agreement), a copy of the Quarterly Earn-Out Statement, a copy of the Earn-Out Dispute Notice delivered by the Seller to the Buyer, and a statement setting forth the resolution of any objections agreed to by the Buyer and the Seller.  Each of the Buyer and the Seller shall submit to the Accountant (with a copy delivered to the other Party on the same day), within 10 days after the date of the engagement of the Accountant, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Remaining Earn-Out Objections.  Each of the Buyer and the Seller may (but shall not be required to) submit to the Accountant (with a copy delivered to the other Party on the same day), within 30 days after the date of the engagement of the Accountant, a memorandum responding to the initial memorandum submitted to the Accountant by the other Party.  Unless requested by the Accountant in writing, neither Party may present any additional information or arguments to the Accountant, either orally or in writing.  In the event that the Accountant makes such request, a Party submitting any written material to the Accountant in response to such request shall deliver a copy of all such written material to the other Party on the same day, and any oral communication with the Accountant by a Party in response to such a request (or otherwise in connection with the Earn-Out Dispute) shall take place only in the presence (in person or telephonically) of the other Party.

(iv)  Within 45 days after the date of its engagement hereunder, the Accountant shall determine whether the objections raised by the Seller are appropriate and shall issue a ruling which shall include a statement of the Quarterly Earn-Out Payment for such fiscal quarter.

(v)  The resolution by the Accountant of the Remaining Earn-Out Objections shall be conclusive and binding upon the Buyer and the Seller.  The Buyer and the Seller agree that the procedure set forth in this Section 1.8(d) for resolving disputes with respect to the Quarterly Earn-Out Payments shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit either Party from instituting litigation to enforce the ruling of the Accountant.

(vi) The Buyer and the Seller shall each pay one-half of the fees and expenses of the Accountant under this Section 1.8.

(e)  Within 15 days after the earlier of (i) the Seller’s failure to deliver an Earn-Out Dispute Notice with respect to a Quarterly Earn-Out Statement on a timely basis or (ii) the resolution of any Earn-Out Dispute, the Buyer shall pay to the Seller the conclusive and binding Quarterly Earn-Out Payment as determined pursuant to Section 1.8(c) or 1.8(d), as applicable.  Each such Quarterly Earn-Out Payment shall be delivered by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller.

1.9  Use of Closing Payment.  The Seller shall use the Closing Payment to (i) pay off all short- and long-term debt (including capital leases) of the Seller and (ii) pay off all other short- and long-term liabilities of the Seller.  The Seller may distribute any remaining funds as permitted by its governing documents and applicable law.

1.10  Further Assurances.  At any time and from time to time after the Closing, at the request of the Buyer and without further consideration, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer’s rights to, title in and ownership of, the Acquired Assets and to place the Buyer in actual possession and operating control thereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II.  The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article II only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.  For purposes of this Article II, the phrase “to the knowledge of the Seller” or any phrase of similar import shall be deemed to refer to the actual knowledge of Roger Marshall, Benjamin Peters, Keith Fulton and Robert Kirk.

2.1  Organization, Qualification and Corporate Power.  The Seller is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Oklahoma.  The Seller is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Seller’s businesses or the ownership or leasing of its properties requires such qualification except where the failure to be so qualified or in good standing would not, individually or in the aggregate, would not have a Seller Material Adverse Effect.  The Seller has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Seller has furnished to the Buyer complete and accurate copies of its Certificate of Incorporation and by-laws.  The Seller is not in default under or in violation of any provision of its Certificate of Incorporation or by-laws.

2.2  Capitalization.  The authorized capital stock of the Seller consists of (a) 75,000,000 shares of common stock, $0.0007 par value per share, of which, as of the date of this Agreement, 1,800,239 shares were issued and outstanding and 4,000 shares were held in the treasury of the Seller, and (b) 15,000,000 shares of Preferred Stock, $0.0007 par value per share, of which (i) 70,000 shares have been designate as Series A 12% Preferred Stock, of which, as of the date of this Agreement, 58,130 shares were issued and outstanding, and (ii) 40,000 shares have been designated as Series B 16% Preferred Stock, of which, as of the date of this Agreement, 10,000 shares were issued and outstanding. Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of (i) all stockholders of the Seller, indicating the number and class or series of shares of capital stock of the Seller held by each stockholder and (for shares other than common stock) the number of shares of common stock (if any) into which such shares are convertible, (ii) all outstanding options, warrants or other instruments giving any party the right to acquire any of capital stock of the Seller, indicating (A) the holder thereof, (B) the number and class or series of capital stock of the Seller subject thereto and (for shares other than common stock) the number of shares of common stock (if any) into which such shares are convertible, (C) the exercise price, date of grant, vesting schedule and expiration date for each such option, warrant or other instrument.  There are no outstanding agreements or commitments to which the Seller is a party or which are binding upon the Seller providing for the redemption of any of its capital stock.

2.3  Authorization of Transaction.  The Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder.  The execution and delivery by the Seller of this Agreement and, subject to obtaining the Requisite Stockholder Approval, which is the only approval required from the Seller’s stockholders, the performance by the Seller of this Agreement and the Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Seller.  Without limiting the generality of the foregoing, the Board of Directors of the Seller, at a meeting duly called and held, by the unanimous vote of all directors determined that the sale of assets contemplated by this Agreement is fair to, expedient and in the best interests of the Seller, approved this Agreement in accordance with the Oklahoma General Corporation Act, directed that such asset sale be submitted for approval to the stockholders of the Seller entitled to vote thereon and holding not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders of the Seller at which all shares entitled to vote thereon were present and voted, and resolved to recommend that the stockholders of the Seller vote in favor of the approval of such asset sale.  This Agreement has been duly and validly executed and delivered by the Seller and constitutes, and each of the Ancillary Agreements, upon its execution and delivery by the Seller, will constitute, a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights of creditors and general principles of equity (the “Enforceability Exception”).

2.4  Noncontravention.  Except as set forth at Section 2.4 of the Disclosure Schedule, neither the execution and delivery by the Seller of this Agreement or the Ancillary Agreements, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or by-laws of the Seller, (b) require on the part of the Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Seller is a party or by which the Seller is bound or to which any of their respective assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which, individually or in the aggregate, would not have a Seller Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which, individually or in the aggregate, would not have a Seller Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest upon any assets of the Seller or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any of its properties or assets.

2.5  Subsidiaries.  The Seller has no Subsidiaries.

2.6  Financial Statements.  The Seller has provided to the Buyer the Financial Statements.  The Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such Financial Statements) and (ii) fairly present the financial position of the Seller as of the dates thereof and the results of its operations and cash flows for the periods indicated, consistent with the books and records of the Seller, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments which will not be material in amount or effect and do not include footnotes.

2.7  Absence of Certain Changes.  Since the Most Recent Balance Sheet Date, (a) there has occurred no event or development which, individually or in the aggregate, has had, or would reasonably be expected to have in the future, a Seller Material Adverse Effect, and (b) the Seller has not taken any of the actions set forth in paragraphs (a) through (n) of Section 4.4.

2.8  Undisclosed Liabilities.  The Seller has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which are reflected on the Final Closing Balance Sheet and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

2.9  Tax Matters.

(a)  The Seller has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete.  The Seller is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns.  The Seller has paid on a timely basis all Taxes that were due and payable.  The unpaid Taxes of the Seller for Tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and all unpaid Taxes of the Seller for all Tax periods commencing after the Most Recent Balance Sheet Date arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods.  The Seller (i) has no actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Seller and (ii) is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.  All Taxes that the Seller was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.

(b)  The Seller has delivered or made available to the Buyer (i) complete and correct copies of all Tax Returns of the Seller relating to Taxes for the Seller’s prior three taxable years and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Seller relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.  The federal income Tax Returns of the Seller have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 2.9(b) of the Disclosure Schedule.  No examination or audit of any Tax Return of the Seller by any Governmental Entity is currently in progress or, to the knowledge of the Seller, threatened or contemplated.  The Seller has not been informed by any jurisdiction that the jurisdiction believes that the Seller was required to file any Tax Return that was not filed.  The Seller has not (x) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (y) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (z) executed or filed any power of attorney with any taxing authority.

(c)  The Seller has not made any payment, is not obligated to make any payment, and is not a party to any agreement that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).

(d)  None of the assets of the Seller (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(e)  The Seller does not own any interest in an entity that is characterized as a partnership for federal income Tax purposes.

(f)  Section 2.9(f) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Seller files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Seller’s nexus with such jurisdiction.

(g)  There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Seller, other than with respect to Taxes not yet due and payable.

2.10  Ownership and Condition of Assets.

(a)  The Seller is the true and lawful owner and has good title to all of the Acquired Assets, free and clear of all Security Interests, except as set forth in Section 2.10(a)(i) of the Disclosure Schedule.  Upon execution and delivery by the Seller to the Buyer of the instruments of conveyance referred to in Section 1.5(b)(iii), the Buyer will become the true and lawful owner of and will receive good title to the Acquired Assets, free and clear of all Security Interests other than those set forth in Section 2.10(a)(ii) of the Disclosure Schedule.

(b)  The Acquired Assets are sufficient for the conduct of the Seller’s businesses as presently conducted and as presently proposed to be conducted by the Seller and, except as set forth in Section 2.10(b) of the Disclosure Schedule, constitute all assets used by the Seller in such businesses.  Each tangible Acquired Asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(c)  Section 2.10(c) of the Disclosure Schedule lists individually (i) all Acquired Assets which are fixed assets (within the meaning of GAAP), indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the

Most Recent Balance Sheet Date, and (ii) all other Acquired Assets of a tangible nature (other than inventories) whose book value exceeds $5,000.

(d)  Each item of equipment, motor vehicle and other asset that is being transferred to the Buyer as part of the Acquired Assets and that the Seller has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract (the other terms of such lease or contract having been satisfied), the obligations of the Seller to such lessor or owner will have been discharged in full.

2.11  Owned Real Property.  The Seller owns no real property.

2.12  Real Property Leases.  Section 2.12 of the Disclosure Schedule lists all Leases.  The Seller has delivered or made available to the Buyer complete and accurate copies of the Leases.  With respect to each Lease:

(a)  such Lease is legal, valid, binding, enforceable, subject to the Enforceability Exception, and in full force and effect;

(b)  such Lease is assignable by the Seller to the Buyer without the consent or approval of any party (except as set forth in Section 2.4 of the Disclosure Schedule) and such Lease will continue to be legal, valid, binding, enforceable, subject to the Enforceability Exception, and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c)  neither the Seller nor, to the knowledge of the Seller, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Seller or, to the knowledge of the Seller, any other party under such Lease;

(d)  there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(e)  the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(f)  to the knowledge of the Seller, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities; and

(g)  the Seller is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such Lease which would reasonably be expected to materially impair the current uses or the occupancy by the Seller of the property subject thereto.

2.13 Intellectual Property.

(a)  Seller Registrations.  Section 2.13(a) of the Disclosure Schedule lists (i) all Seller Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable and (ii) all Unregistered Seller Intellectual Property.  All assignments of Seller Registrations to the Seller have been properly executed and recorded.  To the knowledge of the Seller, all Seller Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Seller.

(b)  Prosecution Matters.  There are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked, or to the knowledge of the Seller threatened, with respect to any Patent Rights included in the Seller Registrations.  The Seller has complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Seller and have made no material misrepresentation in such applications.  The Seller has no knowledge of any information that would preclude the Seller from having clear title to the Seller Registrations or affecting the patentability or enforceability of any Seller Registrations.

(c)  Ownership; Sufficiency.  Each item of Seller Intellectual Property will be owned or available for use by the Buyer immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing.  Except as listed on Section 2.13(c) of the Disclosure Schedule, the Seller is the sole and exclusive owner of all Seller Owned Intellectual Property, free and clear of any Security Interests, and all joint owners of the Seller Owned Intellectual Property are listed in Section 2.13(c) of the Disclosure Schedule.  The Seller Intellectual Property constitutes all Intellectual Property necessary (i) to Exploit the Customer Offerings in the manner so done currently and contemplated to be done in the future by the Seller, (ii) to Exploit the Internal Systems as they are currently used and contemplated to be used in the future by the Seller, and (iii) otherwise to conduct the Seller’s business in all material respects in the manner currently conducted and contemplated to be conducted in the future by the Seller.

(d)  Protection Measures.  The Seller has taken reasonable measures to protect the proprietary nature of each item of Seller Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof.  The Seller has complied with all applicable contractual and legal requirements pertaining to information privacy and security.  No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the knowledge of the Seller, threatened against the Seller.  To the knowledge of the Seller, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Seller or (ii) breach of the Seller’s security procedures wherein confidential information has been disclosed to a third person.  The Seller has actively policed the quality of all goods and services sold, distributed or marketed under each of its Trademarks and has enforced adequate quality control measures to ensure that no Trademarks that it has licensed to others shall be deemed to be abandoned.

(e)  Infringement by Seller.  None of the Customer Offerings, or the Exploitation thereof by the Seller or by any reseller, distributor, customer or user thereof, or any other activity of the Seller, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party.  None of the Internal Systems, or the Seller’s past, current or currently contemplated Exploitation thereof, or any other activity undertaken by them in connection with their respective businesses, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party.  No complaint, claim or notice of any of the foregoing (including any notification that a license under any patent is or may be required) has been made, or, to the knowledge of the Seller, threatened against the Seller, and no request or demand for indemnification or defense has been received by the Seller from any reseller, distributor, customer, user or any other third party; and the Seller has provided to the Buyer copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation.

(f)  Infringement of Rights.  To the knowledge of the Seller, no person (including, without limitation, any current or former employee or consultant of Seller) is infringing, violating or misappropriating any of the Seller Owned Intellectual Property or any Seller Licensed Intellectual Property which is exclusively licensed to the Seller.  The Seller has provided to the Buyer copies of all correspondence, analyses and legal opinions concerning the infringement, violation or misappropriation of any Seller Owned Intellectual Property, and, to the knowledge of the Seller, no complaints, claims, notices or threats have been made concerning the infringement, violation or misappropriation of any Seller Owned Intellectual Property.

(g)  Outbound IP Agreements.  Section 2.13(g) of the Disclosure Schedule identifies each license, covenant or other agreement pursuant to which the Seller has assigned, transferred, licensed, distributed or otherwise granted any right or access to any person, or covenanted not to assert any right, with respect to any past, existing or future Seller Intellectual Property.  Except for the agreements listed in Section 2.13(g) of the Disclosure Schedule, the Seller has not agreed to indemnify any person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings or any third party Intellectual Property rights.  The Seller is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any person.

(h)  Inbound IP Agreements.  Section 2.13(h) of the Disclosure Schedule identifies (i) each item of Seller Licensed Intellectual Property and the license or agreement pursuant to which the Seller Exploits it (excluding currently-available, off the shelf software programs that are part of the Internal Systems and are licensed by the Seller pursuant to “shrink wrap” licenses, the total fees associated with which are less than $5,000) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Seller has obtained any joint or sole ownership interest in or to each item of Seller Owned Intellectual Property.  No third party inventions, methods, services, materials, processes or Software are included in or required to Exploit the Customer Offerings or Internal Systems.  Other than pursuant to the license agreements listed in Section 2.13(h) of the Disclosure Schedule, none of the Customer Offerings or Internal Systems includes “shareware,” “freeware” or other Software or other material that was obtained by the Seller from third parties  (excluding currently available, off the shelf software programs that are licensed by the Seller pursuant to “shrink wrap” or Open Source Materials, the total fees associated with which are less than $5,000) other than pursuant to the license agreements listed in Section 2.13(h) of the Disclosure Schedule.

(i)  Source Code.  The Seller has not licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including its employees and contractors) of, the Seller Source Code to any person, except pursuant to the agreements listed in Section 2.13(i) of the Disclosure Schedule, and the Seller has taken all reasonable physical and electronic security measures to prevent disclosure of such Seller Source Code.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Seller Source Code by the Seller or its escrow agent(s) or any other person to any third party.

(j)  Authorship.  Other than as identified in Section 2.13(j) of the Disclosure Schedule and excluding any Software identified in Section 2.13(h) of the Disclosure Schedule and any currently available off the shelf software programs that are licensed by the Seller pursuant to “shrink wrap” or Open Source Materials, the total fees associated with which are less than $5,000, all of the Software and Documentation comprising, incorporated in or bundled with the Customer Offerings or Internal Systems have been designed, authored, tested and debugged by regular employees of the Seller within the scope of their employment or by independent contractors of the Seller who have executed valid and binding agreements expressly assigning all right, title and interest in such copyrightable materials to the Seller, waiving their non-assignable rights (including moral rights) in favor of the Seller and its permitted assigns and licensees, and have no residual claim to such materials.

(k)  Open Source Code.  Section 2.13(k) of the Disclosure Schedule lists all Open Source Materials that the Seller has utilized in any way in the Exploitation of the Customer Offerings or Internal Systems and describes the manner in which such Open Source Materials have been utilized, including, without limitation, whether and how the Open Source Materials have been modified and/or distributed by the Seller.  Except for the agreements listed in Section 2.13(k) of the Disclosure Schedule, the Seller has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Customer Offerings; (ii) distributed Open Source Materials in conjunction with any other software developed or distributed by the Seller; or (iii) used Open Source Materials that create, or purport to create, obligations for the Seller with respect to the Customer Offerings or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property rights (including, but not limited to, using any Open Source Materials that require, as a condition of Exploitation of such Open Source Materials, that other Software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge).

(l)  Employee and Contractor Assignments.  Each current employee of the Seller and, to the Seller’s knowledge, each past employee of the Seller hired after March 2007 has executed a “receipt and acknowledgment” of the Seller’s “HR Policy Manual” (a copy of which manual the Seller has made available to the Buyer).

(m)  Quality.  The Customer Offerings and the Internal Systems are free from significant defects in design, workmanship and materials and conform in all material respects to the written Documentation and specifications therefor.  The Customer Offerings and the Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data.  The Seller has not received any warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet its specifications or otherwise to satisfy end user needs or for harm or damage to any third party.

(n)  Support and Funding.  The Seller has neither sought, applied for nor received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the Exploitation of the Customer Offerings, the Internal Systems or any facilities or equipment used in connection therewith.

2.14  [INTENTIONALLY LEFT BLANK]

2.15  Contracts.

(a)  Section 2.15 of the Disclosure Schedule lists the following agreements (written or oral) to which the Seller is a party as of the date of this Agreement:

(i)  any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum or having a remaining term longer than twelve months;

(ii)  any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $25,000, or (C) in which the Seller has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii)  any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv)  any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $25,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v)  any agreement for the disposition of any significant portion of the assets or business of the Seller (other than sales of products in the Ordinary Course of Business)

or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(vi)  any agreement concerning exclusivity or confidentiality;

(vii)  any employment or consulting agreement;

(viii)  any agreement involving any current or former officer, director or stockholder of the Seller or an Affiliate thereof;

(ix)  any agreement under which the consequences of a default or termination would reasonably be expected to have a Seller Material Adverse Effect;

(x)  any agreement which contains any provisions requiring the Seller to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

(xi)  any agreement that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Seller or any of its subsidiaries as currently conducted and as currently proposed to be conducted by the Seller;

(xii)  any agreement under which the Seller is restricted from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;

(xiii)  any agreement which would entitle any third party to receive a license or any other right to Intellectual Property of the Buyer or any of the Buyer’s Affiliates following the Closing; and

(xiv)  any other agreement (or group of related agreements) either involving more than $25,000 or not entered into in the Ordinary Course of Business.

(b)  The Seller has delivered or made available to the Buyer a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.15 of the Disclosure Schedule.  With respect to each agreement so listed:  (i) the agreement is legal, valid, binding and enforceable subject to the Enforceability Exception and in full force and effect; (ii) for those agreements to which the Seller is a party, the agreement is assignable by the Seller to the Buyer without the consent or approval of any party (except as set forth in Section 2.4 of the Disclosure Schedule) and will continue to be legal, valid, binding and enforceable subject to the Enforceability Exception and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Seller nor, to the knowledge of the Seller, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Seller or, to the knowledge of the Seller, any other party under such agreement.

2.16  Accounts Receivable.  All accounts receivable of the Seller reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet.  A complete and accurate list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section 2.16 of the Disclosure Schedule.  All accounts receivable of the Seller that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet.  The Seller has not received any written notice from an account debtor stating that any account receivable in an amount in excess of $5,000 is subject to any contest, claim or setoff by such account debtor.

2.17  Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Seller.

2.18  Insurance.  Section 2.18 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Seller is a party, all of which are in full force and effect.  There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.  All premiums due and payable under all such policies have been paid and the Seller is otherwise in compliance in all material respects with the terms of such policies.

2.19  Litigation.  There is no Legal Proceeding which is pending or, to the knowledge of the Seller, has been threatened in writing against the Seller which (a) seeks either damages in excess of $1,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.  There are no judgments, orders or decrees outstanding against the Seller.

2.20  Warranties.  No product or service manufactured, sold, leased, licensed or delivered by the Seller is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Seller, which are set forth in Section 2.20 of the Disclosure Schedule, and (ii) manufacturers’ warranties for which the Seller has no liability.  Section 2.20 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Seller in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and the Seller does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.

2.21  Employees.

(a)  Section 2.21 of the Disclosure Schedule contains a list of all employees of the Seller, along with the position and the annual rate of compensation of each such person.  No employee of the Seller has executed a non-competition agreement with the Seller.  Section 2.21 of the Disclosure Schedule contains a list of all employees of the Seller who are not citizens of the United States.  To the knowledge of the Seller, as of the date of this Agreement, no Transferring Employee has any plans to terminate employment with the Seller (other than for the purpose of accepting employment with the Buyer following the Closing) or not to accept employment with the Buyer.  The Seller is in compliance in all material respects with all applicable laws relating to the hiring and employment of employees.

(b)  The Seller is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  The Seller has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Seller.

2.22  Employee Benefits.

(a)  Section 2.22(a) of the Disclosure Schedule contains a complete and accurate list of all Seller Plans.  Complete and accurate copies of (i) all Seller Plans which have been reduced to writing, (ii) written summaries of all unwritten Seller Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Seller Plan, have been delivered to the Buyer.

(b)  Each Seller Plan has been administered in all material respects in accordance with its terms and each of the Seller and the ERISA Affiliates has in all material respects met its obligations with respect to each Seller Plan and has made all required contributions thereto.  The Seller, each ERISA Affiliate and each Seller Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA).  All filings and reports as to each Seller Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.  No Seller Plan has assets that include securities issued by the Seller or any ERISA Affiliate.

(c)  There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Seller Plans and proceedings with respect to qualified domestic relations orders) against or involving any Seller Plan or asserting any rights or claims to benefits under any Seller Plan that could give rise to any material liability.

(d)  All the Seller Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service or is maintained pursuant to a prototype plan that has received an opinion letter from the Internal Revenue Service issued in conjunction with the prototype plan, in each case to the effect that such Seller Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Seller Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.  Each Seller Plan which is required to satisfy Section

401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(e)  Neither the Seller nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f)  At no time has the Seller or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g)  There are no unfunded obligations under any Seller Plan providing benefits after termination of employment to any employee of the Seller (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law.  The assets of each Seller Plan which is funded are reported at their fair market value on the books and records of such Seller Plan.

(h)  No act or omission has occurred and no condition exists with respect to any Seller Plan that would subject the Seller or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Seller Plan.

(i)  No Seller Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(j)  Each Seller Plan is amendable and terminable unilaterally by the Seller at any time without liability or expense to the Seller or such Seller Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Seller Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Seller from amending or terminating any such Seller Plan.

(k)  Section 2.22(k) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or Transferring Employee of the Seller (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Seller of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or Transferring Employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Seller that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Seller, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Seller Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(l)  Section 2.22(l) of the Disclosure Schedule sets forth the policy of the Seller with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of January 3, 2009.

(m)  Each Seller Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and IRS Notice 2005-1.  No Seller Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004.  No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83.  No stock option or equity unit option granted under any Seller Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

2.23  Environmental Matters.

(a)  The Seller has complied with all applicable Environmental Laws.  There is no pending or, to the knowledge of the Seller, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Seller.

(b)  The Seller has no liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

(c)  The Seller is not a party to or bound by any court order, administrative order, consent order or other agreement with any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d)  Set forth in Section 2.23(d) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Seller (whether conducted by or on behalf of the Seller or a third party, and whether done at the initiative of the Seller or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Seller (i) has possession of or (ii) has knowledge of and access to.  A complete and accurate copy of each such document has been provided to the Buyer.

(e)  The Seller is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Seller.

2.24  Legal Compliance.  The Seller is currently conducting, and has at all times since January 1, 2004 conducted, its business in material compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect.  The Seller has not received any notice or communication from any Governmental Entity alleging material noncompliance with any applicable law, rule or regulation.

2.25  Customers and Suppliers.  Section 2.25 of the Disclosure Schedule sets forth a list of (a) each customer of the Seller during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that of any product or service to the Seller.  To the Seller’s knowledge, no such customer or supplier has indicated within the year prior to the date of this Agreement that it will stop, or decrease the rate of, buying products or services or supplying products or services, as applicable, to the Seller.  No unfilled customer order or commitment obligating the Seller to process, manufacture or deliver products or perform services will result in a loss to the Seller upon completion of performance.

2.26  Permits.  Section 2.26 of the Disclosure Schedule sets forth a list of all material Permits issued to or held by or required to be obtained for the operation of the Seller’s business by the Seller.  Such listed Permits are the only Permits that are required for the Seller to conduct its business as presently conducted or as proposed to be conducted by the Seller, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect.  Each such Permit is in full force and effect; the Seller is in compliance in all material respects with the terms of each such Permit; and, to the knowledge of the Seller, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Except as set forth in Section 2.26 of the Disclosure Schedule, each such Permit is assignable by the Seller to the Buyer without the consent or approval of any party and, to the knowledge of Seller, will continue in full force and effect immediately following the Closing.

2.27  Certain Business Relationships With Affiliates.  Except as set forth in Section 2.27 of the Disclosure Schedule, no Affiliate of the Seller (a) owns any property or right, tangible or intangible, which is used in the business of the Seller, (b) has any claim or cause of action against the Seller, or (c) owes any money to, or is owed any money by, the Seller (other than wages or other compensation owed to employees of the Company or fees payable to its directors in their capacity as such).  Section 2.27 of the Disclosure Schedule describes any transactions or relationships between the Seller and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.

2.28  Brokers’ Fees.  The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.29  Books and Records.  The minute books and other similar records of the Seller contain complete and accurate records of all actions taken at any meetings of the Seller’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.  The books and records of the Seller accurately reflect the assets, liabilities, business, financial condition and results of operations of the Seller and have been maintained in accordance with good business and bookkeeping practices.  Section 2.29 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Seller and the names of persons having signature authority with respect thereto or access thereto.

2.30  Government Contracts.

(a)  The Seller has not been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has, to the Seller’s knowledge, been threatened or initiated; and to the Seller’s knowledge the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of the Seller or the Buyer.  To the Seller’s knowledge, the Seller has not been and is not now being audited or investigated by the United States Government Accounting Office, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, the contracting or auditing function of any Governmental Entity with which it is contracting, the United States Department of Justice, the Inspector General of the United States Governmental Entity, or any prime contractor with a Governmental Entity; nor, to the knowledge of the Seller, has any such audit or investigation been threatened.  To the knowledge of the Seller, there is no valid basis for (i) the suspension or debarment of the Seller from bidding on contracts or subcontracts with any Governmental Entity or (ii) any claim (including any claim for return of funds to the Government) pursuant to an audit or investigation by any of the entities named in the foregoing sentence.  The Seller has no agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

(b)  To the knowledge of the Seller, with respect to any of its contracts or subcontracts with any Governmental Entity, no basis exists for a termination for default, a stop work order or any similar action; and the Seller has no reason to believe that funding may not be provided under any contract or subcontract with any Governmental Entity in the upcoming federal fiscal year.

2.31  Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement, the Seller shall be able to pay its debts as they become due in the ordinary course of business as proposed to be conducted by the Seller and shall have assets reasonably calculated at fair market value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities).  Immediately after giving effect to the transactions contemplated by this Agreement, the Seller shall have adequate capital to carry on its business as proposed to be conducted by the Seller.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Seller.

            ARTICLE III

                REPRESENTATIONS AND WARRANTIES
                 OF THE BUYER PARENT AND THE BUYER

Each of the Buyer Parent and the Buyer jointly and severally represents and warrants to the Seller that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing.

3.1  Organization and Corporate Power.  Each of the Buyer Parent and the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of the Buyer Parent and the Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

3.2  Authorization of the Transaction.  Each of the Buyer Parent and the Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery by the Buyer Parent and the Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Buyer Parent and the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer Parent and the Buyer.  This Agreement has been duly and validly executed and delivered by the Buyer Parent and the Buyer and constitutes a valid and binding obligation of the Buyer Parent and the Buyer, enforceable against each in accordance with its terms subject to the Enforceability Exception.

3.3  Noncontravention.  Neither the execution and delivery by the Buyer Parent or the Buyer of this Agreement or the Ancillary Agreements, nor the consummation by the Buyer Parent or the Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or bylaws of the Buyer Parent or the Buyer, (b) require on the part of the Buyer Parent or the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer Parent or the Buyer is a party or by which either is bound or to which any of their respective assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby, (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby or (iii) the consent of City National Bank as required by the Amended and Restated Credit and Security Agreement between the Buyer Parent, City National Bank and the subsidiaries of the Buyer Parent named therein, dated as of March 6, 2006, as amended (which consent shall be obtained by the Buyer Parent prior to the Closing), or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer Parent or the Buyer or any of their respective properties or assets.

3.4  Brokers’ Fees.  Neither the Buyer nor the Buyer Parent has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.5  Acknowledgement.  Each of the Buyer and the Buyer Parent acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition and operations of the Seller.

3.6  Sufficient Funds.  The Buyer currently has and, at the Closing will have, sufficient funds available to consummate the transactions contemplated by this Agreement and to pay the Purchase Price and all fees and expenses related to the transactions contemplated by this Agreement for which the Buyer and the Buyer Parent are responsible hereunder.

ARTICLE IV

PRE-CLOSING COVENANTS

4.1  Closing Efforts.  Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to cause (i) its representations and warranties to remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the transactions contemplated by this Agreement to be satisfied.  Each of the Parties agrees that it shall not take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of such Party set forth in this Agreement not being true and correct at the Closing or (ii) any of the conditions to the Closing set forth in Article V not being satisfied.

4.2  Governmental and Third-Party Notices and Consents.

(a)  Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(b)  The Seller shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as listed or are required to be listed in the Disclosure Schedule.

(c)  If (i) any of the Assigned Contracts or other assets or rights constituting Acquired Assets may not be assigned and transferred by the Seller to the Buyer (as a result of either the provisions thereof or applicable law) without the consent or approval of a third party, (ii) the Seller, after using its Reasonable Best Efforts, is unable to obtain such consent or approval prior to the Closing and (iii) the Closing occurs nevertheless, then (A) such Assigned Contracts and/or other assets or rights shall not be assigned and transferred by the Seller to the Buyer at the Closing and the Buyer shall not assume the Seller’s liabilities or obligations with respect thereto at the Closing, (B) the Seller shall continue to use its Reasonable Best Efforts to obtain the necessary consent or approval as soon as practicable after the Closing, (C) upon the obtaining of such consent or approval, the Buyer and the Seller shall execute such further instruments of conveyance (in substantially the form executed at the Closing) as may be necessary to assign and transfer such Assigned Contracts and/or other assets or rights (and the associated liabilities and obligations of the Seller) to the Buyer and (D) from and after the Closing until the assignment of each such Assigned Contract pursuant to clause (C) above, to the extent permissible under the applicable Assigned Contract, the Buyer shall perform and fulfill, on a subcontractor or sublicensee basis, as applicable, the obligations of the Seller to be performed under such Assigned Contract, and the Seller shall promptly remit to the Buyer all payments received by it under such Assigned Contract for services performed during such period.

4.3  Stockholder Approval.

(a)  The Seller shall use its Reasonable Best Efforts to obtain, as promptly as practicable, the Requisite Stockholder Approval, either at a special meeting of stockholders or pursuant to a written stockholder consent, all in accordance with the applicable requirements of the Oklahoma General Corporation Act.  In connection with such special meeting of stockholders or written stockholder consent, the Seller shall provide the Disclosure Statement to its stockholders entitled to vote on the sale of the Acquired Assets.  The Buyer agrees to cooperate with the Seller in the preparation of the Disclosure Statement.  The Seller agrees not to distribute the Disclosure Statement until the Buyer has had a reasonable opportunity to review and comment on the Disclosure Statement and the Disclosure Statement has been approved by the Buyer (which approval may not be unreasonably withheld, conditioned or delayed).  If the Requisite Stockholder Approval is obtained by means of a written consent, the Seller shall send, pursuant to Section 1073.F of the Oklahoma General Corporation Act, a written notice (together with a copy of the Disclosure Statement) to all stockholders of the Seller who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting informing them that the sale of the Acquired Assets as contemplated by this Agreement was approved by the stockholders of the Seller holding not less than the minimum number of votes necessary to authorize the sale of the Acquired Assets in accordance with the Oklahoma General Corporation Act.

(b)  The Seller, acting through its Board of Directors, shall include in the Disclosure Statement the unanimous recommendation of its Board of Directors that the stockholders of the Seller vote in favor of the adoption of this Agreement and the approval of the transactions contemplated by this Agreement.

(c)  The Seller shall ensure that the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Seller shall not be responsible for the accuracy or completeness of any information concerning the Buyer furnished by the Buyer in writing for inclusion in the Disclosure Statement).

(d)  The Buyer shall ensure that any information furnished by the Buyer to the Seller in writing for inclusion in the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(e)  Tulsa National Bancshares, Inc. (the “Principal Stockholder”) agrees (i) to vote all shares of capital stock of the Seller that are beneficially owned by it in favor of the adoption of this Agreement and the approval of the transactions contemplated by this Agreement, which is the only stockholder approval required to approve this Agreement and the transactions contemplated thereby, and (ii) not to vote any such shares in favor of any other acquisition (whether by way of merger, consolidation, share, exchange, stock purchase or asset purchase) of all or a majority of the outstanding capital stock or assets of the Seller.

4.4  Operation of Business.  Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Seller shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.  Without limiting the generality of the foregoing, prior to the Closing, the Seller shall not, without the written consent of the Buyer:

(a)  issue or sell any stock or other securities of the Seller or any options, warrants or other rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of options, warrants or other convertible securities outstanding on the date hereof);

(b)  declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c)  except for short-term debt necessary to fund cash flow operations, not to exceed in the aggregate $100,000, create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, or grant any discounts to, any other person or entity, in each case other than in the Ordinary Course of Business;

(d)  enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.22(k) or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.22 of the Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees or terminate any current officers or employees (except for cause in the Ordinary Course of Business);

(e)  acquire, sell, lease, license or dispose of any assets or property (including real property or any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business, or form any Subsidiary;

(f)  mortgage or pledge any of its securities, property or assets or subject any such securities, property or assets to any Security Interest;

(g)  discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h)  amend its charter, by-laws or other organizational documents in a manner that could have an adverse effect on the transactions contemplated by this Agreement;

(i)  change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes that affect the Acquired Assets;

(j)  enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract, agreement or Permit of a nature listed or required to be listed in Section 2.12, Section 2.13, Section 2.15 or Section 2.26 of the Disclosure Schedule, except in the Ordinary Course of Business, involving payments no greater than $10,000 per annum and having a term no longer than twelve months;

(k)  make or commit to make any capital expenditure in excess of $10,000 in the aggregate;

(l)  institute or settle any Legal Proceeding;

(m)  engage in any transaction with any related or affiliated party, except in the Ordinary Course of Business; or

(n)  agree in writing or otherwise to take any of the foregoing actions.

4.5  Access to Information.

(a)  The Seller shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller) to all premises, properties, financial, tax and accounting records (including the work papers of the Seller’s independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Seller for the purpose of performing such inspections and tests as the Buyer deems necessary or appropriate.

(b)  Within 15 days after the end of each month ending prior to the Closing (or, if later, within five days after the date of this Agreement), beginning with October 2008, the

Seller shall furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements; provided, however, that the Seller shall not be required to deliver the financial information for December 2008 until the earlier of January 31, 2009 or the Closing.  Such financial statements shall present fairly the financial condition and results of operations of the Seller as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Seller.

4.6  Exclusivity.

(a)  From the date of this Agreement until the earlier of (i) the Closing and (ii) the termination of this Agreement (the “Exclusivity Period”), the Seller and the Principal Stockholder shall not, and the Seller shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Seller or any division of the Seller, (ii) furnish any non-public information concerning the business, properties or assets of the Seller or any division of the Seller to any party (other than the Buyer), (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction, or (iv) enter in any agreement with any party (other than the Buyer) concerning any such transaction.

(b)  Upon execution of this Agreement, the Seller and the Principal Stockholder shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Seller or the Principal Stockholder, as applicable, is terminating such discussions or negotiations.  If, during the Exclusivity Period, the Seller or the Principal Stockholder receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Seller or the Principal Stockholder, as applicable, shall, within two business days after such receipt, notify the Buyer of its receipt of such inquiry, proposal or offer.

4.7  FIRPTA Tax Certificate.  Within 2 days prior to the Closing, the Seller shall deliver or cause to be delivered to the Buyer a certification that the Seller is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code.  If the Seller has not provided the certification described above to the Buyer on or before the Closing Date, the Buyer shall be permitted to withhold any amount required to be withheld under Section 1445 of the Code.

4.8  Notice of Developments.  The Seller will give prompt written notice to the Buyer of any development occurring after the date of this Agreement, or any item about which the Seller did not have knowledge on the date of this Agreement, which causes or reasonably would be expected to cause a breach of any of the representations and warranties in Article 2.  The Seller will give prompt written notice to the Buyer if, prior to the Closing, the Seller becomes aware that any Transferring Employee has any plans to terminate employment with the Seller (other than for the purpose of accepting employment with the Buyer following the Closing) or not to accept employment with the Buyer.  The Seller will give prompt written notice to the

Buyer if, prior to the Closing, any customer or supplier indicates that it will stop, or decrease the rate of, buying products or services or supplying products or services, as applicable, to the Seller.  The Buyer will give prompt written notice to the Seller of any development occurring after the date of this Agreement, or any item about which the Buyer did not have knowledge on the date of this Agreement, which causes or reasonably would be expected to cause a breach of any of the representations and warranties in Article 3.  No disclosure by any Party pursuant to this Section 4.8 will be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of any representation, warranty, or covenant by any Party.

4.9  Confidentiality.  Except as may be required by law or regulation or as otherwise expressly contemplated herein, no Party or their respective Affiliates, employees, agents and representatives will disclose to any entity or person the existence of this Agreement, the subject matter or terms hereof or any Confidential Information concerning the business or affairs of any other Party that it may have acquired from such Party in the course of pursuing the transactions contemplated hereby without the prior written consent of the Seller or the Buyer, as the case may be; provided, however, any Party may disclose any such Confidential Information as follows:  (a) to such Party’s Affiliates and its or its Affiliates’ employees, lenders, counsel, or accountants, the actions for which the applicable Party will be responsible; (b) to comply with any applicable law or order, including without limitation the requirements of the Securities Act, the Exchange Act and the rules promulgated thereunder, provided that prior to making any such disclosure the Party making the disclosure notifies the other Party of any action of which it is aware which may result in disclosure; (c) to the extent that the Confidential Information is or becomes generally available to the public through no fault of the Party or its Affiliates making such disclosure; (d) to the extent that the same information is in the possession (on a non-confidential basis) of the Party making such disclosure prior to receipt of such Confidential Information; (e) to the extent that the Party that received the Confidential Information independently develops the same information without in any way relying on any Confidential Information; or (f) to the extent that the same information becomes available to the Party making such disclosure on a non-confidential basis from a source other than a Party or its Affiliates, which source, to the disclosing Party’s knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the other Party.  If this Agreement is Terminated, each Party will return or destroy as much of the Confidential Information concerning the other Party as the Parties that have provided such information may reasonably request.

ARTICLE V

CONDITIONS TO CLOSING

5.1  Conditions to Obligations of each Party.  The respective obligations of each Party to consummate the transactions contemplated by this Agreement to be consummated at the Closing are subject to the receipt of the Requisite Stockholder Approval of the sale of the Acquired Assets by the Seller to the Buyer as contemplated by this Agreement.

5.2  Conditions to Obligations of the Buyer.  The obligation of the Buyer to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following additional conditions:

(a)  the Seller shall have obtained at its own expense (and shall have provided copies thereof to the Buyer) all of the consents to assignment listed on Schedule 5.2(a);

(b)  the representations and warranties of the Seller set forth in the first sentence of Section 2.1 and in Section 2.3 and any representations and warranties of the Seller set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct, or true and correct in all material respects, as applicable, as of such date);

(c)  the Seller shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(d)  no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own, operate or control any of the Acquired Assets, or to conduct the business of the Seller as currently conducted, following the Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(e)  the Seller shall have delivered to the Buyer the Seller Certificate;

(f)  the Seller shall have delivered to the Buyer a Payment Direction Letter directing the Seller to pay a portion of the Closing Payment to pay off the capital lease obligations with respect to the Acquired Assets;

(g)  the Seller shall have delivered to the Buyer a pro forma balance sheet estimating the value only of the Acquired Assets and the Assumed Liabilities at the Closing Date, together with a certificate, signed by the principal financial officer of the Seller, that such balance sheet represents its good faith estimate of the value of the Acquired Assets and the Assumed Liabilities at the Closing Date;

(h)  the Seller shall have delivered to the Buyer an update, as of the date prior to the Closing Date, of each list contained in the Disclosure Schedule that lists or describes Acquired Assets (including the lists set forth in Sections 2.10(c), 2.12, 2.13, 2.15, 2.18, 2.22(a) and 2.26 of the Disclosure Schedule);

(i)  the Seller shall have delivered to the Buyer documents evidencing the release or termination of all Security Interests on the Acquired Assets, and copies of filed UCC termination statements with respect to all UCC financing statements evidencing Security Interests;

(j)  the Seller shall have delivered to the Buyer a good standing certificate with respect to the Seller issued by the Secretary of State of the State of Oklahoma;

(k)  the Seller shall have provided to the Buyer all necessary documentation of (i) compliance with any applicable environmental transfer statute and (ii) transfer of all material Permits required under Environmental Laws;

(l)  the Buyer shall have received executed Non-Competition Agreements in the form attached hereto as Exhibit F from the following officers and employees of Seller: Keith Fulton and Daniel Payne;

(m)  the Buyer shall have received from counsel to the Seller an opinion in substantially the form attached hereto as Exhibit G, addressed to the Buyer and dated as of the Closing Date;

(n)  the Buyer shall have entered into an agreement with Tulsa National Bank to provide automated clearing house processing and other services to be mutually agreed between the Buyer and Tulsa National Bank;

(o)  the Seller shall have delivered to the Buyer a waiver in the form attached hereto as Exhibit H, executed by Gary Burton; and

(p)  the Buyer shall have received such other certificates and instruments (including certificates of good standing of the Seller in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions, and a cross-receipt) as it shall reasonably request in connection with the Closing.

5.3  Conditions to Obligations of the Seller.  The obligation of the Seller to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following additional conditions:

(a)  the representations and warranties of the Buyer Parent and the Buyer set forth in the first sentence of Section 3.1 and in Section 3.2 and any representations and warranties of the Buyer Parent and the Buyer set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Buyer Parent and the Buyer set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(b)  the Buyer Parent and the Buyer shall have performed or complied with their respective agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(c)  no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(d)  the Buyer Parent shall have delivered to the Seller the Buyer Parent Certificate, and the Buyer shall have delivered to the Seller the Buyer Certificate; and

(e)  the Seller shall have received such other certificates and instruments (including certificates of good standing of the Buyer in its jurisdiction of organization, certificates as to the incumbency of officers and the adoption of authorizing resolutions, and a cross-receipt) as it shall reasonably request in connection with the Closing.

ARTICLE VI

POST-CLOSING COVENANTS

6.1  Proprietary Information.  From and after the Closing, the Seller shall not disclose or make use of (except to pursue its rights under this Agreement or the Ancillary Agreements), and shall use its reasonable best efforts to cause all of its Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to Acquired Assets, the Seller’s business or the Buyer or its business (including the financial information, technical information or data relating to the Seller’s products and names of customers of the Seller), as well as filings and testimony (if any) presented in the course of any arbitration of a Dispute pursuant to Section 7.3 and the arbitral award and the Arbitrator’s reasons therefor relating to the same), except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by the Seller or an Affiliate.  For a period of two years following the Closing Date, the Seller shall enforce, for the benefit of the Buyer, all confidentiality, invention assignments and similar agreements between the Seller and any other party relating to the Acquired Assets or the business of the Seller which are not Assigned Contracts; provided that the Buyer shall pay the reasonable expenses of the Seller in connection with such enforcement.

6.2  Solicitation and Hiring.  For a period of two years after the Closing Date, the Seller shall not, either directly or indirectly (including through an Affiliate), (a) solicit or attempt to induce any Restricted Employee to terminate his employment with the Buyer or any subsidiary of the Buyer or (b) hire or attempt to hire any Restricted Employee; provided, that this clause (b) shall not apply to (i) any individual whose employment with the Buyer or a subsidiary of the Buyer has been terminated for a period of six months or longer or (ii) any Restricted Employee who independently responded to a general solicitation for employment by Seller not specifically targeting such Restricted Employee.  For a period of two years following the Closing Date, the Seller shall enforce, for the benefit of the Buyer, all non-solicitation and non-hiring assignments and similar agreements between the Seller and any other party which are not Assigned Contracts; provided that the Buyer shall pay the reasonable expenses of the Seller in connection with such enforcement.

6.3  Non-Competition.

(a)  For a period of two years after the Closing Date, the Seller shall not, either directly or indirectly as a stockholder, investor, partner, consultant or otherwise, (i) design, develop, manufacture, market, sell or license any product or provide any service anywhere in the world which is competitive with any product designed, developed (or under development), manufactured, sold or licensed or any service provided by the Seller within the three-year period prior to the Closing Date or (ii) engage anywhere in the world in any business competitive with the business of the Seller as conducted immediately prior to the Closing; provided, however, that nothing in this Section 6.3 shall prohibit the Seller from further developing and engaging in business with respect to the “Method & System to Accept and Settle Transaction Payments for an Unbanked Customer” concept currently being developed by the Seller.  For a period of two years following the Closing Date, the Seller shall enforce, for the benefit of the Buyer, all non-competition and similar agreements between the Seller and any other party which are not Assigned Contracts; provided that the Buyer shall pay the reasonable expenses of the Seller in connection with such enforcement.

(b)  The Seller agrees that the duration and geographic scope of the non-competition provision set forth in this Section 6.3 are reasonable.  In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.  The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

(c)  The Seller shall, and shall use its reasonable best efforts to cause its controlled Affiliates to, refer all inquiries regarding the business, products and services of the Seller to the Buyer.

6.4  Tax Matters.  The parties hereto agree that all applicable excise, sales, transfer, documentary, filing, recordation, ad valorem and other similar taxes, levies, fees and charges, (including all real estate transfer taxes and conveyance and recording fees, if any) (“Transfer Taxes”), that may be imposed upon, or payable or collectible or incurred in connection with the purchase and sale of the Acquired Assets pursuant to this Agreement shall be borne by Seller.  At the Closing, the Seller shall provide for the payment of all such Transfer Taxes.  The Seller shall timely file all necessary Tax Returns and shall provide evidence to the Buyer of the payment of such Transfer Taxes and filing of related Tax Returns.  The parties shall cooperate with each other with respect to the actions set forth in this Section 6.4 and to minimize any Transfer Tax to the extent that it is legally permissible.

6.5  Sharing of Data.

(a)  The Seller shall have the right for a period of seven years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records that are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the business conducted by the Seller prior to the Closing Date, preparing the Draft Closing Balance Sheet and complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.  The Buyer shall have the right for a period of seven years following the Closing Date to have reasonable access to those books, records and accounts, including financial and accounting records (including the work papers of the Seller’s independent accountants, to the extent the Seller is able to provide same), tax records, correspondence, production records, employment records and other records that are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by the Buyer for the purpose of conducting the business of the Seller after the Closing and complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.  Neither the Buyer nor the Seller shall destroy any such books, records or accounts retained by it without first providing the other Party with the opportunity to obtain or copy such books, records, or accounts at such other Party’s expense.

(b)  Promptly upon request by the Buyer made at any time during the seven years following the Closing Date, the Seller shall authorize the release to the Buyer of all files pertaining to the Seller, the Acquired Assets or the business or operations of the Seller held by any federal, state, county or local authorities, agencies or instrumentalities.

6.6  Use of Name.  Neither the Seller nor the Principal Stockholder shall use or permit any controlled Affiliate to use, the name “ChoicePay” or any name reasonably similar thereto after the Closing Date in connection with any business related to, competitive with, or an outgrowth of, the business conducted by the Seller on the date of this Agreement.  Within fifteen days following the Closing, the Seller shall amend its Certificate of Incorporation and discontinue the use or display of other materials (including stationery, business cards and websites) using the “ChoicePay” name to comply with this provision.

6.7  Cooperation in Litigation.  From and after the Closing Date, each Party shall reasonably cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the business of the Seller or the Buyer prior to or after the Closing Date (other than litigation among the Parties and/or their Affiliates arising out of the transactions contemplated by this Agreement).  The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including reasonable legal fees and disbursements) by the Party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such Party or its officers, directors, employees and agents, for their time spent in such cooperation.

6.8  Collection of Accounts Receivable.  The Seller agrees that it shall forward promptly to the Buyer any monies, checks or instruments received by the Seller after the Closing Date with respect to the accounts receivable purchased by the Buyer from the Seller pursuant to this Agreement.  The Seller shall provide to the Buyer such reasonable cooperation as the Buyer may request with respect to the collection of any such accounts receivable, provided the Buyer pays the reasonable out-of-pocket expenses of the Seller and its officers, directors and employees incurred in providing such assistance.  The Seller hereby grants to the Buyer a power of attorney to endorse and cash any checks or instruments payable or endorsed to the Seller or its order which are received by the Buyer and which relate to accounts receivable purchased by the Buyer from the Seller.

6.9  Employees.  Effective as of the Closing, the Seller shall terminate the employment of each of its employees designated on Schedule 6.9 attached hereto (which may be updated prior to the Closing by the mutual agreement of the Buyer and the Seller) (the “Transferring Employees”).  The Buyer shall offer to each Transferring Employee and be permitted to offer to each other employee of Seller, employment terminable at the will of the Buyer, at such employee’s current salary and with benefits substantially equivalent to the benefits provided to current employees of the Buyer Parent.  The Seller hereby consents to the hiring of any such employees by the Buyer and waives, with respect to the employment by the Buyer of such employees, any claims or rights the Seller may have against the Buyer or any such employee under any non-competition, confidentiality or employment agreement.  Buyer shall assume the Assumed Severance Payments.  The Buyer shall not be required to provide any other benefits (including without limitation health insurance or continuing coverage under Section 4980B of the Code and the regulations thereunder) to the Seller’s employees.

6.10  Enforcement of Insurance Claims.  The Seller hereby assigns to the Buyer the right to pursue and enforce, and hereby irrevocably appoints the Buyer as its true and lawful attorney-in-fact with full power in the name of and on behalf of the Seller for the purpose of pursuing and enforcing, any and all rights of the Seller under any insurance policies of the Seller which are not assigned to the Buyer pursuant to this Agreement with respect to any occurrence, claim or loss (including any product liability claim) which is the subject of an indemnity obligation by the Seller to the Buyer under Article VII; provided that the Buyer may not exercise such right or power unless the Seller fails to promptly and expeditiously pursue and enforce its rights under its insurance policies with respect to such occurrence, claim or loss.  The power of attorney conferred upon the Buyer by the Seller pursuant to this Section 6.10 is an agency coupled with an interest and all authority conferred hereby shall be irrevocable, and shall not be terminated by the dissolution or the liquidation of the Seller or any other act of the Seller.

ARTICLE VII

INDEMNIFICATION

7.1  Indemnification by the Seller.  From and after the Closing, the Seller shall indemnify the Buyer and its Affiliates in respect of, and hold the Buyer and its Affiliates harmless against, any and all Damages incurred or suffered by the Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a)  any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Seller contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Seller to the Buyer pursuant to this Agreement;

(b)  any failure to perform any covenant or agreement of the Seller contained in this Agreement, any Ancillary Agreement or any agreement or instrument furnished by the Seller to the Buyer pursuant to this Agreement; or

(c)  any Retained Liabilities.

7.2  Indemnification by the Buyer Parent and the Buyer.  From and after the Closing, each of the Buyer Parent and the Buyer, jointly and severally, shall indemnify the Seller and its Affiliates in respect of, and hold the Seller and its Affiliates harmless against, any and all Damages incurred or suffered by the Seller or any Affiliate thereof resulting from, relating to or constituting:

(a)  any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer Parent or the Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Buyer Parent or the Buyer to the Seller pursuant to this Agreement;

(b)  any failure to perform any covenant or agreement of the Buyer Parent or the Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Buyer Parent or the Buyer to the Seller pursuant to this Agreement; or

(c)  any Assumed Liabilities.

7.3  Indemnification Claims.

(a)  An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action.  Such notification shall be given within 15 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure.  Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VII and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VII and (ii) the Indemnifying Party may not assume control of the defense of Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party.  If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense.  The Non-controlling Party may participate in such defense at its own expense.  The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto.  The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action.  The reasonable fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 7.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action.  The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed.  The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b)  In order to seek indemnification under this Article VII, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.  If the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Indemnification Escrow Agreement, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

(c)  Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall:  (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Indemnification Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Claimed Amount from the Indemnification Escrow Fund to the Buyer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Indemnification Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Agreed Amount from the Indemnification Escrow Fund to the Buyer) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

(d)  During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute.  If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 7.3(e) shall become effective with respect to such Dispute.  The provisions of this Section 7.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate any Dispute, such Dispute shall be resolved in a state or federal court sitting in the State of Delaware, in accordance with Section 10.12.  If the Indemnified Party is the Buyer and is seeking to enforce the claim that is the subject of the Dispute pursuant to the Indemnification Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Fund shall be disbursed from the Indemnification Escrow Fund to the Buyer and/or the Seller (which notice shall be consistent with the terms of the resolution of the Dispute).

(e)  If, as set forth in Section 7.3(d), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by the Arbitrator in accordance with the Commercial Rules in effect from time to time and the following provisions.

(i)  In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii)  The Parties shall commence the arbitration by jointly filing a written submission with the Southeast Case Management Center of the AAA in accordance with Commercial Rule 5 (or any successor provision).

(iii)  No depositions or other discovery shall be conducted in connection with the arbitration.

(iv)  Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor.  Any award rendered by the Arbitrator shall be final, conclusive and binding upon the Parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 10.12), provided that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.

(v)  The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 7.3(e), or (y) address or resolve any issue not submitted by the Parties.

(vi)  In connection with any arbitration proceeding pursuant to this Agreement, each Party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the Parties (which shall not include any Party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.

(f)  Notwithstanding the other provisions of this Section 7.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VII, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VII, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VII, for any such Damages for which it is entitled to indemnification pursuant to this Article VII (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VII).

7.4  Survival of Representations and Warranties.  All representations and warranties that are covered by the indemnification agreements in Section 7.1(a) and Section 7.2(a) shall (a) survive the Closing and (b) shall expire on the date two years following the Closing Date, except that (i) the representations and warranties set forth in Sections 2.1, 2.3, 3.1 and 3.2 shall survive the Closing without limitation and (ii) the representations and warranties set forth in Sections 2.9, 2.22 and 2.23 shall survive until 30 days following expiration of all statutes of limitation applicable to the matters referred to therein.  If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.  If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and funds have been retained in escrow after the Termination Date (as defined in the Indemnification Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to disburse such retained funds to the Seller in accordance with the terms of the Indemnification Escrow Agreement.  The rights to indemnification set forth in this Article VII shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of any representations and warranties or the performance of or compliance with agreements and covenants.

7.5  Limitations.

(a)  Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Seller for Damages under Section 7.1(a) shall not exceed (1) with respect to Damages arising out of a breach of the representations and warranties set forth in Section 2.1 or 2.3, the Purchase Price, and (2) with respect to all other Damages under Section 7.1(a), $2,500,000, (ii) the Seller shall not be liable under this Section 7.1(a) unless and until the aggregate Damages for which it would otherwise be liable under Section 7.1(a) exceed $75,000 (at which point the Seller shall become liable for the aggregate Damages under Section 7.1(a) in excess of $75,000); provided that the limitations set forth in clause (ii) of this sentence shall not apply to a claim pursuant to Section 7.1(a) relating to a breach of the representations and warranties set forth in Sections 2.1, 2.3, 2.9, 2.23 or 2.28.  For purposes solely of this Article VII, all representations and warranties of the Seller in Article II (other than Section 2.7) shall be construed as if the term “material” and any reference to “Seller Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(b)  Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Buyer for Damages under Section 7.2(a) shall not exceed (1) with respect to Damages arising out of a breach of the representations and warranties in Section 3.1 or 3.2, the Purchase Price, and (2) with respect to all other Damages under Section 7.2(a), $2,500,000, (ii) the Buyer shall not be liable under this Section 7.2(a) unless and until the aggregate Damages for which it would otherwise be liable under Section 7.2(a) exceed $75,000 (at which point the Buyer shall become liable for the aggregate Damages under Section 7.2(a) in excess of $75,000); provided that the limitation set forth in clause (ii) of this sentence shall not apply to a claim pursuant to Section 7.2(a) relating to a breach of the representations and warranties set forth in Sections 3.1, 3.2 or 3.4.  For purposes solely of this Article VII, all representations and warranties of the Buyer in Article III shall be construed as if the term “material” were omitted from such representations and warranties.

(c)  The Indemnification Escrow Agreement is intended to secure the indemnification obligations of the Seller under this Agreement.  However, the rights of the Buyer under this Article VII shall not be limited to the Escrow Fund nor shall the Indemnification Escrow Agreement be the exclusive means for the Buyer to enforce such rights; provided that the Buyer shall not attempt to collect any Damages directly from the Seller unless there are no remaining funds held in escrow pursuant to the Indemnification Escrow Agreement.  For the avoidance of doubt, if there are no remaining funds held in escrow pursuant to the Escrow Agreement, the Buyer’s remedies shall include a right of setoff against any payments of Earn-Out Consideration.

(d)  Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article VII, Section 10.13, 10.15 and the Indemnification Escrow Agreement shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

7.6  Treatment of Indemnity Payments.  Any payments made to an Indemnified Party pursuant to this Article VII, pursuant to Article VIII or pursuant to the Indemnification Escrow Agreement shall be treated as an adjustment to the Purchase Price for tax purposes.

ARTICLE VIII

TERMINATION

8.1  Termination of Agreement.  The Parties may terminate this Agreement prior to the Closing (whether before or after Requisite Stockholder Approval), as provided below:

(a)  the Parties may terminate this Agreement by mutual written consent;

(b)  the Buyer may terminate this Agreement by giving written notice to the Seller in the event the Seller is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (b) or (c) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Seller of written notice of such breach;

(c)  the Seller may terminate this Agreement by giving written notice to the Buyer in the event the Buyer Parent or the Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (a) or (b) of Section 5.3 not to be satisfied and (ii) is not cured within 20 days following delivery by the Seller to the Buyer of written notice of such breach;

(d)  either Party may terminate this Agreement by giving written notice to the other Party at any time after the stockholders of the Seller have voted on whether to approve the sale of the Acquired Assets contemplated by this Agreement in the event such matter failed to receive the Requisite Stockholder Approval;

(e)  the Buyer may terminate this Agreement by giving written notice to the Seller if the Closing shall not have occurred on or before January 31, 2008 by reason of the failure of any condition precedent under Section 5.1 or 5.2 (unless the failure results primarily from a breach by the Buyer Parent or the Buyer of any representation, warranty or covenant contained in this Agreement); or

(f)  the Seller may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before January 31, 2008 by reason of the failure of any condition precedent under Section 5.1 or 5.3 (unless the failure results primarily from a breach by the Seller of any representation, warranty or covenant contained in this Agreement).

8.2  Effect of Termination.  If either Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party (except for any liability of a Party for breaches of this Agreement).

ARTICLE IX

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“AAA” shall mean the American Arbitration Association.

“Accountant” shall mean Grant Thornton LLP.

“Acquired Assets”  shall mean all of the assets, properties and rights of the Seller existing as of the Closing other than the Excluded Assets, including:

(A)  the name “ChoicePay”;

(B)  all cash, short-term investments, deposits, bank accounts and other similar assets;

(C)  all trade and other accounts receivable and notes and loans receivable that are payable to the Seller, and all rights to unbilled amounts for products delivered or services provided, together with any security held by the Seller for the payment thereof;

(D)  all inventories of raw materials, work in process, finished goods, supplies, packaging materials, spare parts and similar items, wherever located, including consignment inventory and inventory held on order or in transit;

(E)  all computers, machinery, equipment, tools and tooling, furniture, fixtures, supplies, leasehold improvements, motor vehicles and other tangible personal property;

(F)  all real property, leaseholds and subleaseholds in real property, and easements, rights-of-way and other appurtenants thereto;

(G)  all Intellectual Property;

(H)  all rights under Assigned Contracts;

(I)  all securities owned by the Seller;

(J)  all claims, prepayments, deposits, refunds, causes of action, choses in action, rights of recovery, rights of setoff and rights of recoupment;

(K)  all Permits;

(L)  all books, records, accounts, ledgers, files, documents, correspondence, lists (including customer and prospect lists), employment records, manufacturing and procedural manuals, Intellectual Property records, sales and promotional materials, studies, reports and other printed or written materials; and

(M)  all insurance policies of the Seller, as well as all proceeds which may be payable thereunder.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Ancillary Agreements” shall mean the Closing Working Capital Escrow Agreement, the Indemnification Escrow Agreement, the bill of sale and other instruments of conveyance referred to in Section 1.5(b)(iii), and the instrument of assumption and other instruments referred to in Section 1.5(b)(iv).

“Arbitrator” shall mean a single arbitrator selected by the Buyer and the Seller in accordance with the Commercial Rules.

“Assigned Contracts” shall mean any contracts, agreements or instruments to which the Seller is a party, including any agreements or instruments securing any amounts owed to the Seller, any leases or subleases of real property, any employment contracts and any licenses or sublicenses relating to Intellectual Property.

“Assumed Liabilities” shall mean all of the following liabilities of the Seller:

(A)  all liabilities of the Seller set forth on the face of (and not solely in any notes to) or reserved against on the Most Recent Balance Sheet, to the extent they have not been paid or discharged prior to the Closing;

(B)  all liabilities of the Seller which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business, including with respect to frequency and amount, to the extent that they have not been paid or discharged prior to the Closing; provided that this clause (b) shall not encompass any such liabilities which relate to any breach of contract, breach of warranty, tort, infringement or violation of law or which arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand;

(C)  all obligations of the Seller arising after the Closing under the Assigned Contracts, including all liabilities and obligations of the Seller with respect to the Assumed Severance Payments; and

(D)  all obligations of the Seller to its customers for the repair, replacement or return of products manufactured or sold in the Ordinary Course of Business prior to the Closing, but only to the extent that such obligations are not the subject of claims or litigation required to be disclosed in Section 2.19 of the Disclosure Schedule attached hereto.

“Assumed Severance Payments” shall mean all liabilities and obligations of the Seller with respect to severance payments (but not any other benefits) pursuant to any employment agreement set forth on Schedule 2.15 or the Seller’s severance policy dated March 30, 2007 and provided to Buyer Parent; provided, however, that the Assumed Severance Payments shall not include any liabilities and obligations (including severance payments and benefits) under any employment agreement or severance policy between the Seller and (i) Robert Kirk and (ii) Benjamin Peters.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” shall mean a certificate of the Buyer to the effect that each of the conditions specified in clauses (a) through (c) (insofar as such clauses relate to the Buyer) of Section 5.3 is satisfied in all respects.

“Buyer Parent” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Parent Certificate” shall mean a certificate of the Buyer Parent to the effect that each of the conditions specified in clauses (a) through (c) (insofar as such clauses relate to the Buyer Parent and the Buyer) of Section 5.3 is satisfied in all respects.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VII for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall mean the date two business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V), or such other date as may be mutually agreeable to the Parties.

“Closing Payment” shall have the meaning set forth in Section 1.3.

“Closing Working Capital” shall mean Current Assets minus Current Liabilities, as shown on the applicable balance sheet.

“Closing Working Capital Escrow Agreement” shall mean an escrow agreement in substantially the form attached hereto as Exhibit A.

“Closing Working Capital Escrow Fund” shall mean the fund established pursuant to the Closing Working Capital Escrow Agreement with the amount paid by the Buyer to the Escrow Agent at the Closing pursuant to Section 1.4(a).

“Closing Working Capital Shortfall” shall mean the deficiency between the Closing Working Capital as shown on the Final Closing Balance Sheet and zero.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Current Assets” shall mean cash and cash equivalents, accounts receivable and prepaid expenses.

“Current Liabilities” shall mean accounts payable and accrued liabilities (other than Retained Liabilities) and accrued vacation, accrued sick time and earned time off liability for Transferring Employees only.   For the avoidance of doubt, Current Liabilities shall not include dividends payable, directors’ fees, accrued salaries, wages, incentive compensation, accrued vacation, accrued sick time or earned time off for employees other than Transferring Employees, Taxes or the current portion of long-term debt.

“Customer Offerings” shall mean (a) the products (including Software and Documentation) that the Seller (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, or (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous six years, or (iii) currently plans to develop, manufacture, market, distribute, make available, sell or license to third parties in the future and (b) the services that the Seller (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties within the previous six years, or (iii) currently plans to provide or make available to third parties in the future.  A true and complete list of the names of all Customer Offerings is set forth in Section 2.13(c) of the Disclosure Schedule.

“Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), other than (i) any indirect, consequential or punitive damages (provided that this clause (i) shall not exclude such damages in the case of a Party seeking indemnification with respect to a Third Party Action), and (ii) those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 7.3(e)(vi).

“Disclosure Schedule” shall mean the disclosure schedule provided by the Seller to the Buyer on the date hereof and accepted in writing by the Buyer.

“Disclosure Statement “ shall mean a written proxy or information statement which includes a summary of this Agreement.

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Documentation” shall mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end user.

“Draft Closing Balance Sheet” shall mean a consolidated balance sheet reflecting only the Acquired Assets and Assumed Liabilities as of the Closing (without giving effect to the transactions contemplated by this Agreement).

“Earn-Out Consideration” shall mean the aggregate of all Quarterly Earn-Out Payments.

“Earn-Out Contracts” shall mean the contracts to be set forth on Schedule 1.8 by mutual agreement of the Buyer and the Seller at or prior to the Closing.

“Earn-Out Dispute” shall have the meaning set forth in Section 1.8(d).

“Earn-Out Dispute Notice” shall have the meaning set forth in Section 1.8(d).

“Earn-Out Period” shall have the meaning set forth in Section 1.8(a).

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Enforceability Exception” shall have the meaning set forth in Section 2.3.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to:  (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons.  As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean  the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Seller.

“Escrow Agent” shall mean an institution to be mutually agreed upon by the Buyer and the Seller prior to the Closing (such agreement not to be unreasonably withheld by either Party).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall mean the following assets of the Seller:

(A)  the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and other documents relating to the organization and existence of the Seller as a corporation;

(B)  all rights relating to refunds, recovery or recoupment of Taxes;

(C)  any of the rights of the Seller under this Agreement or under the Ancillary Agreements; and

(D)  those assets listed on Schedule 1.1(b) attached hereto.

“Exclusivity Period” shall have the meaning set forth in Section 4.6(a).

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VII.

“Exploit” shall mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“Financial Statements” shall mean:

(A)  the audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Seller as of the end of and for each of the years ended December 31, 2007 and 2006; and

(B)  the Most Recent Balance Sheet and the unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the ten months ended as of the Most Recent Balance Sheet Date.

“Final Closing Balance Sheet” shall mean the balance sheet determined pursuant to the procedures set forth in Section 1.7(b).

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Gross Profit generated by the Earn-Out Contracts”  shall have the meaning set forth in Section 1.8(a).

“Indemnification Escrow Agreement” shall mean an escrow agreement in substantially the form attached hereto as Exhibit B.

“Indemnification Escrow Fund” shall mean the fund established pursuant to the Indemnification Escrow Agreement with the amount paid by the Buyer to the Escrow Agent at the Closing pursuant to Section 1.4(b).

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VII of this Agreement.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Intellectual Property” shall mean the following subsisting throughout the world:

(A)  Patent Rights;

(B)  Trademarks and all goodwill in the Trademarks;

(C)  copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(D)  mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the laws of any jurisdiction;

(E)  inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(F)  other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

“Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.

“Internal Systems” shall mean the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by the Seller in its business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Seller or hosted at a third-party site.  All Internal Systems that are material to the business of the Seller are listed and described in Section 2.13(c) of the Disclosure Schedule.

“Lease” shall mean any lease or sublease pursuant to which the Seller leases or subleases from another party any real property.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Materials of Environmental Concern” shall mean any:  pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Seller as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean  October 31, 2008.

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Objection Deadline Date” shall mean the date 15 days after delivery by the Buyer to the Seller of the Draft Closing Balance Sheet.

“Open Source Materials” means all Software, Documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Parties” shall mean the Buyer and the Seller.

“Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Principal Stockholder” shall have the meaning set forth in Section 4.3(e).

“Purchase Price” shall mean the Closing Payment plus the Earn-Out Consideration, as they may be adjusted pursuant to Sections 1.7 and 1.8.

“Quarterly Earn-Out Payment” shall have the meaning set forth in Section 1.8(a).

“Quarterly Earn-Out Statement” shall have the meaning set forth in Section 1.8(c).

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Remaining Earn-Out Objections” shall have the meaning set forth in Section 1.8(d)(ii).

“Requisite Stockholder Approval” shall mean the approval of the sale of the Acquired Assets by the Seller to the Buyer as contemplated by this Agreement by a majority of the votes represented by the outstanding shares of capital stock of the Seller entitled to vote thereon.

“Response” shall mean a written response containing the information provided for in Section 7.3(c).

“Restricted Employee” shall mean any person who either (i) was an employee of the Buyer on either the date of this Agreement or the Closing Date or (ii) was an employee of the Seller on either the date of this Agreement or the Closing Date and received an employment offer from the Buyer within five business days following the Closing Date.

“Retained Liabilities” shall mean any and all liabilities or obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Closing) of the Seller which are not Assumed Liabilities.  The Retained Liabilities shall include, without limitation, all liabilities and obligations of the Seller:

(A)  for income, transfer, sales, use or other Taxes arising in connection with the consummation of the transactions contemplated by this Agreement

(including any income Taxes arising as a result of (i) the transfer by the Seller to the Buyer of the Acquired Assets or (ii) the Seller having deferred gain on any “deferred intercompany transaction” (within the meaning of Treasury Regulation §1.1502-13));

(B)  for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;

(C)  under this Agreement or the Ancillary Agreements;

(D)  for any Taxes, including deferred taxes or taxes measured by income of the Seller earned prior to the Closing, any liabilities for federal or state income tax and FICA taxes of employees of the Seller which the Seller is legally obligated to withhold, any liabilities of the Seller for employer FICA and unemployment taxes incurred, and any liabilities of the Seller for sales, use or excise taxes or customs and duties;

(E)  under any agreements, contracts, leases or licenses which are listed on Schedule 1.1(b);

(F)  arising prior to the Closing under the Assigned Contracts, and all liabilities for any breach, act or omission by the Seller prior to the Closing under any Assigned Contract;

(G)  for repair, replacement or return of products manufactured or sold prior to the Closing;

(H)  arising out of events, conduct or conditions existing or occurring prior to the Closing that constitute a violation of or non-compliance with any law, rule or regulation (including Environmental Laws), any judgment, decree or order of any Governmental Entity, or any Permit or that give rise to liabilities or obligations with respect to Materials of Environmental Concern;

(I)  resulting from the termination of employment of employees of the Seller prior to the Closing that arose under any federal or state law or under any Employee Benefit Plan established or maintained by the Seller;

(J)  to indemnify any person or entity by reason of the fact that such person or entity was a director, officer, employee, or agent of the Seller or was serving at the request of the Seller as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

(K)  injury to or death of persons or damage to or destruction of property occurring prior to the Closing (including any workers compensation claim);

(L)  for medical, dental and disability (both long-term and short-term benefits), whether insured or self-insured, owed to employees or former employees of the Seller based upon (A) exposure to conditions in existence prior to the Closing or (B)

disabilities existing prior to the Closing (including any such disabilities which may have been aggravated following the Closing); and

(M)  for accrued vacation, accrued sick time or earned time off for employees other than Transferring Employees.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, (iv) liens for taxes, assessments, governmental checks or claims that are being disputed in good faith by appropriate actions conducted diligently and only to the extent that an appropriate revalue has been made as reflected in the Financial Statements in each case arising in the Ordinary Course of Business of the Seller and not material to the Seller.

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Certificate” shall mean a certificate to the effect that each of the conditions specified in Section 5.1 and clauses (a) through (d) (insofar as clause (d) relates to Legal Proceedings involving the Seller) of Section 5.2 is satisfied in all respects.

“Seller Intellectual Property” shall mean shall the Seller Owned Intellectual Property and the Seller Licensed Intellectual Property.

“Seller Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to the Seller by any third party.

“Seller Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Seller, taken as a whole, or (ii) the ability of the Buyer to operate the business of the Seller as operated by the Seller immediately after the Closing. For the avoidance of doubt, the Parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Seller Material Adverse Effect.

“Seller Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Seller, in whole or in part.

“Seller Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Seller or any ERISA Affiliate.

“Seller Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of the Seller, alone or jointly with others.

“Seller Source Code” shall mean the source code for any Software included in the Customer Offerings or Internal Systems or other confidential information constituting, embodied in or pertaining to such Software.

“Software” shall mean computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Seller (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Tax Returns” shall mean any and all reports, returns, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting work papers or information with respect to any of the foregoing, including any amendment thereof.

“Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VII.

“Total Earn-Out Amount” shall have the meaning set forth in Section 1.8(b).

“Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“Transfer Taxes” shall have the meaning set forth in Section 6.4.

“Transferring Employees” shall have the meaning set forth in Section 6.9.

“Unregistered Seller Intellectual Property” shall mean any unregistered Seller Intellectual Property, including copyrights in software programs, proprietary processes, formulae and algorithms that are maintained as trade secrets and unpatented business processes.

“Unresolved Objections” shall have the meaning set forth in Section 1.7(b)(ii).

ARTICLE X

MISCELLANEOUS

10.1  Press Releases and Announcements.  Neither Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule.

10.2  No Third Party Beneficiaries.  Except as specifically provided in Article VII, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

10.3  Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, with respect to the subject matter hereof.

10.4  Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided that the Buyer may assign some or all of its rights, interests and/or obligations hereunder to one or more Affiliates of the Buyer; provided further that any such assignment by the Buyer shall not relieve the Buyer of its obligations hereunder.  Any attempted assignment in contravention of this provision shall be void.

10.5  Counterparts and Facsimile Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile or portable document file (.pdf) signature.

10.6  Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7  Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Seller: ChoicePay, Inc. 2448 81st Street, Suite 3700 Tulsa, OK 74137 Attention: Chief Financial Officer	Copy to (which shall not constitute notice): Akin Gump Strauss Hauer & Feld LLP 1700 Pacific Avenue, Suite 4100 Dallas, TX 75201 Attention: Joseph L. Motes III
If to the Buyer: Tier Technologies, Inc. 10780 Parkridge Boulevard, Suite 400 Reston, VA 20191 Attention: Chief Financial Officer	Copy to: Tier Technologies, Inc. 10780 Parkridge Boulevard, Suite 400 Reston, VA 20191 Attention: General Counsel

Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

10.8  Governing Law.  This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

10.9  Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the Oklahoma General Corporation Act.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties.  No waiver by either Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver.  No waiver by either Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

10.11  Expenses.  Except as set forth in Section 1.7, Section 1.8, Article VII, the Closing Working Capital Escrow Agreement and the Indemnification Escrow Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  The Seller agrees that none of the costs and expenses (including legal fees and expenses) incurred by it in connection with this Agreement or the transactions contemplated hereby will be paid until after the Closing.

10.12  Submission to Jurisdiction.  Each Party (a) submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court.  Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.7, provided that nothing in this Section 10.12 shall affect the right of either Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

10.13  Specific Performance.  Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement (including Sections 6.1, 6.2 and 6.3) are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each Party agrees that the other Party shall be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. Notwithstanding the foregoing, the Parties agree that if a Dispute is submitted to arbitration in accordance with Section 7.3(d) and Section 7.3(e), then the foregoing provisions of this Section 10.13 shall not apply to such Dispute, and the provisions of Section 7.3(d) and Section 7.3(e) shall govern availability of injunctive relief, specific performance or other equitable relief with respect to such Dispute.

10.14  Construction.

(a)  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.

(b)  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c)  Any reference herein to “including” shall be interpreted as “including without limitation”.

(d)  Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

10.15  Buyer Parent Guaranty; Acknowledgment.  The Buyer Parent hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the complete and timely performance by the Buyer of its obligations under this Agreement.  The Buyer Parent hereby acknowledges and agrees that the Seller may proceed directly against the Buyer Parent in the event of non-performance by the Buyer, for any reason.  The Buyer Parent hereby waives any circumstance that might constitute a legal or equitable discharge of a surety or guarantor.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

TIER TECHNOLOGIES, INC.

By: /s/ Ronald L. Rossetti
Name: Ronald L. Rossetti
Title: Chief Executive Officer

COWBOY ACQUISITION COMPANY

By: /s/ Ronald L. Rossetti
Name: Ronald L. Rossetti
Title: Chief Executive Officer

CHOICEPAY, INC.

By: /s/ Roger Marshall
Name: Roger Marshall
Title: Chairman

The following stockholder of the Seller hereby execute this Agreement for the limited purpose of agreeing to and becoming bound by the provisions of Sections 4.3(e), 4.6 and 6.6.

TULSA NATIONAL BANCSHARES, INC.

By: /s/ Roger Marshall
Name: Roger Marshall
Title: Chairman